Exhibit 4.2

BIOAMBER INC.

WARRANT AGENCY AGREEMENT

WARRANT AGENCY AGREEMENT (this “Warrant Agreement”) made as of December 29, 2016 (the “Issuance Date”), among BioAmber Inc., a Delaware corporation (“Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, “Warrant Agent”).

WHEREAS, the Company has agreed to issue and deliver warrants (the “Warrants”) to purchase up to 2,224,199 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), with each such Warrant evidencing the right of the holder thereof to receive the number of shares of Common Stock for which such holder subscribes on the exercise or deemed exercise of the Warrants, pursuant to that certain Canadian Securities Purchase Agreement, dated as of December 22, 2016, by and between the Company and each purchaser identified therein (as amended from time to time, the “Purchase Agreement”); and

WHEREAS, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants are being sold by the Company in a registered direct offering pursuant to a Registration Statement on Form S-3 (No. 333-196470), which was filed on June 2, 2014 with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on July 9, 2014 (including a related Registration Statement on Form S-3 (Registration No. 333-162379) filed pursuant to Rule 462(b) under the Securities Act, which became effective upon filing with the Commission on December 22, 2016, the “Registration Statement”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants (each, a “Holder”); and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid and binding obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Warrant Agreement (and no duties or obligations shall be inferred or implied). The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the Holders.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto (the “Form of Warrant”), the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer, President, Chief Financial Officer or Treasurer, and the Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Warrants shall initially be represented by one or more book-entry certificates (each a “Book-Entry Warrant Certificate”).

2.2 Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by a Holder.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of the original issuance and the registration of any transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective Holders in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. To the extent the Warrants are DTC eligible as of the Issuance Date, all of the Warrants shall be represented by one or more Book-Entry Warrant Certificates deposited with The Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Book-Entry Warrant Certificates shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Book-Entry Warrant Certificate; (ii) by institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”); or (iii) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests that represent such direct registration.

If the Warrants are not DTC Eligible as of the Issuance Date or the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent to make other arrangements for book-entry settlement within ten (10) Business Days after the Depository ceases to make its book-entry settlement available. In the event that the Company does not make alternative arrangements for book-entry settlement within ten (10) Business Days or the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions, upon receipt of instructions from the Company, to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Holders definitive Warrant Certificates in physical form evidencing such Warrants. Such definitive “Warrant Certificates” shall be in substantially the form annexed hereto as Exhibit A.

As used herein, the term “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

2.3.2 Beneficial Owner; Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Any person in whose name ownership of a beneficial interest in the Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee shall be deemed the “beneficial owner” thereof; provided, that all such beneficial interests shall be held through a Participant which shall be the registered holder of such Warrants. As used herein, the term “Holder” refers only to a registered holder of the Warrants.

2.4 Uncertificated Warrants. Notwithstanding the foregoing and anything else herein to the contrary, the Warrants may be issued in uncertificated form.

2.5 Opinion of Counsel. The Company shall provide an opinion of counsel to the Warrant Agent prior to the issuance of the Warrants to set up a reserve of Warrants and related Common Stock. The opinion shall state that:

(a) the Company is validly existing as a corporation and in good standing under Delaware law;

(b) the Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the Purchase Agreement, the Warrants will be valid and binding obligations of the Company; and

(c) sales of the Warrants by the Company have been duly registered under the Securities Act.

3. Terms and Exercise of Warrants.

3.1 Exercise Price. Each Warrant shall, when countersigned (by either manual or facsimile signatures) by the Warrant Agent, entitle the Holder, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $4.00 per whole share (the “Exercise Price”). The Exercise Price will be pre-paid to the Company upon issuance of the Warrants and, consequently, no additional payment or other consideration will be required to be delivered by the Holder upon exercise. The pre-paid Exercise Price of the Warrants will be placed into escrow until the Warrants (or a portion thereof) are exercised or deemed exercise (including via the Automatic Exercise Mechanism, as defined below) and will be maintained by the escrow agent in accordance with that certain Escrow Agreement (the “Escrow Agreement”), dated as of December 27, 2016, by and among the Company, AltaCorp Capital Corp., as placement agent, and Computershare Trust Company, N.A., as escrow agent (“Escrow Agent”).

3.2 Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the Issuance Date and terminating at 5:00 P.M., New York City time, on [insert date that is 120 days from issuance] (“Expiration Date”). Each Warrant (or any portion thereof) not exercised (including via the Automatic Exercise Mechanism) on or before the Expiration Date shall become null and void and will no longer entitle the Holders thereof to any rights under this Warrant Agreement or any right to acquire any shares of Common Stock, and the pre-paid Exercise Price of the Warrants shall be refunded to the Holders of the Warrants in accordance with the terms of the Form of Warrant and the Escrow Agreement.

3.3 Exercise of Warrants.

3.3.1 Exercise and Payment.

(a) Voluntary Exercise. A Holder may exercise a Warrant, in whole or in part (except as to a fractional share), by delivering, not later than 5:00 P.M., New York City time, on any Business Day during the Exercise Period (the “Exercise Date”) to the Warrant Agent at its corporate actions department (i) the Warrant Certificate or Book-Entry Warrant Certificate evidencing the number of Warrant Shares to be issued to the Holder (or its designee) as a result of such exercise (or if the Warrant has been destroyed, stolen or has otherwise been misplaced, an affidavit of loss duly executed by the Holder), (ii) an election to purchase the Warrant Shares underlying the Warrants to be exercised (a “Notice of Exercise”), properly completed and executed by the Holder in the form annexed to the Warrant Certificate or, in the case of Warrants that are DTC Eligible, properly delivered by the Participant in accordance with the Depository’s procedures. The Warrant Agent shall have no duty or obligation to determine the validity or completeness of any Notice of Exercise or to deliver an objection to a Notice of Exercise to any Holder. Notwithstanding the foregoing, the Holder shall be required to physically surrender a Warrant Certificate or Book-Entry Warrant Certificate in physical form in order to effect an exercise with respect to any portion of such Warrant. If fewer than all Warrant Shares issuable upon exercise of the relevant Warrant Certificate or Book-Entry Warrant Certificate are purchased upon any exercise thereof, then promptly following the date on which the Holder has taken all actions necessary under the terms of this Warrant Agreement for such Holder to receive Warrant Shares and be deemed to have become the holder of record of such Warrant Shares and at the request of the Holder (provided that the Holder has delivered the original Warrant Certificate or Book-Entry Warrant Certificate to the Warrant Agent), the Company will execute and the Warrant Agent shall countersign (by either manual or facsimile signature) and deliver to the Holder or its assigns a new Warrant Certificate or Book-Entry Warrant Certificate (dated the date such Holder is deemed to have become the holder of record of such Warrant Shares) evidencing the unexercised portion of the relevant Warrant Certificate or Book-Entry Warrant Certificate.

If any of (A) the Warrant Certificate or Book-Entry Warrant Certificate, if applicable, or (B) the Notice of Exercise, is received by the Warrant Agent after 5:00 P.M., New York City time, on the specified

Exercise Date, the Warrants will be deemed to be received and exercised on the Business Day next succeeding the specified Exercise Date. If the date specified as the Exercise Date is not a Business Day, the Warrants will be deemed to be received and exercised on the next succeeding day that is a Business Day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the Holder. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants will be determined by the Warrant Agent in its sole discretion and such determination will be final and binding upon the Holder and the Company. Neither the Company nor the Warrant Agent shall have any obligation to inform a Holder of the invalidity of any exercise of any Warrants.

(b) Automatic Exercise. Upon the last to occur of the following clauses (i) and (ii) of this Section 3.3.1(b), as certified in writing by the Company to the Warrant Agent and the Holders, each Warrant shall be deemed to have been exercised in full, without any further action by the Holder, and the Company shall cause the Warrant Agent to, within three business days, deliver to the Holder (or its designee) either certificates representing the Warrant Shares registered in the name of the Holder, or, if the Holder shall have provided instructions, by electronic delivery to the Holder’s account via the Depository Trust Company DWAC system: (i) the Common Stock shall be listed upon either the Toronto Stock Exchange or the TSX-Venture Exchange and (ii) the Company shall have received a receipt for a prospectus (a “Qualification Prospectus”) qualifying the issuance of the Warrant Shares from at least the Canadian provincial securities regulator in that jurisdiction in which the initial Holder of such Warrant is resident, in each case in accordance with applicable Canadian law (the “Automatic Exercise Mechanism”). Upon such automatic exercise, and delivery of the Warrant Shares by the Warrant Agent, the applicable Warrant shall be void and of no further force and effect. The Warrant Agent shall be fully protected in relying on any such written certification delivered pursuant to this Section 3.3.1(b) or any statement therein contained, and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any Automatic Exercise Mechanism unless and until it shall have received such a written certification.

3.3.2 Issuance of Certificates. The Warrant Agent shall, within a reasonable time after request, advise the Company, the Escrow Agent or the transfer agent and registrar in respect of (a) the number of Warrant Shares issuable upon such exercise in accordance with the terms and conditions of this Warrant Agreement, (b) the instructions of each Holder with respect to delivery of the Warrant Shares issuable upon such exercise, and the delivery of definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the number of Warrant Shares remaining after such exercise, (c) in case of DTC Eligible Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrant Shares remaining after such exercise and (d) such other information as the Company or such transfer agent and registrar shall reasonably require.

The Company shall, by 5:00 P.M., New York City time, on or before the second Trading Day next succeeding the Exercise Date of any Warrant, execute, issue and deliver to the Warrant Agent, the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) to which such Holder is entitled, registered in such name or names as may be directed by such Holder. Upon receipt of such Warrant Shares, the Warrant Agent shall, as soon as practicable, transmit such Warrant Shares to, or upon the order of, such Holder.

In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise of any Warrants, provided the Company’s transfer agent is participating in the Depository’s Fast Automated Securities Transfer program, the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Warrant Shares issuable upon exercise to the Depository by crediting the account of the Depository or of the Participant, as the case may be, through its Deposit Withdrawal Agent Commission system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

3.3.3 Valid Issuance. All Warrant Shares issued upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and nonassessable.

3.3.4 No Fractional Exercise. Warrants may be exercised only in whole numbers of Warrant Shares. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole Warrant Share. Computershare shall have no obligation to make fractional payments unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto.

3.3.5 No Transfer Taxes. The Warrant Agent shall not be required to pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of the Warrant Shares upon the exercise of Warrants; and in the event that any such transfer is involved, neither the Company nor the Warrant Agent shall be required to issue or deliver any Warrant Shares until such tax or other charge shall have been paid or it has been established to the Company’s and the Warrant Agent’s satisfaction that no such tax or other charge is due.

3.3.6 Date of Issuance. Each person or entity in whose name any such certificate for Warrant Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which any certificate or certificates for Warrant Shares shall be issuable upon exercise or deemed exercise of the Warrants in accordance with the terms of this Warrant Agreement, irrespective of the date of delivery of any such certificate, except that, if the date of such exercise or deemed exercise is a date when the stock transfer books of the Company are closed, such person or entity shall be deemed to have become the holder of record of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.7 Legend.

(a) The Warrant Agent shall initially place and maintain a legend on any of the Warrant Shares substantially in the following form:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) [insert date of issuance of Warrant] AND (II) THE DATE THAT THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

If the Company notifies the Warrant Agent in writing that the legend is no longer required by Section 3.10 of the Form of Warrant, the legend set forth above shall be removed and the Warrant Agent shall issue a certificate without such legend to the holder of any Warrant Shares upon which it is stamped.

(b) Certificates evidencing the Warrant Shares (i) shall not contain the legend set forth above (A) if the Warrant Shares are qualified by the Qualification Prospectus or (B) if the Warrant Shares are issued prior to the issuance of a receipt for the Qualification Prospectus and at least four months have elapsed since the date of issuance of the Warrant, and (ii) shall in no event contain any legend other than the legend set forth above. The Company shall give prompt written notice to the Warrant Agent of the occurrence of any of the events set forth in this Section 3.3.7(b)(i) and the Warrant Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice.

3.3.8 Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the applicable Holders the number of Warrant Shares that are not disputed.

3.3.9 Cost Basis Information. The Company shall provide cost basis for shares issued pursuant to a cashless exercise at the time the Company confirms the number of Warrant Shares issuable in connection with the cashless exercise to the Warrant Agent pursuant to the terms hereof.

4. [Intentionally Omitted].

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. After receipt by the Warrant Agent of the notice from the Company set forth in Section 3.3.7(a) that a legend is no longer required on the Warrant Shares, the Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed and accompanied by appropriate instructions for transfer, including a properly completed and duly executed Assignment Form in the form attached hereto as “Exhibit B” (the “Assignment Form”). Notwithstanding the terms of the Form of Warrant or the Assignment Form, a party requesting transfer of Warrants must provide any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. Upon any such transfer, a new Warrant representing the right to receive an equal aggregate number of shares of Common Stock shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request. Notwithstanding anything to the contrary in the Form of Warrant, the Holder shall be required to physically surrender a Warrant Certificate in physical form in order to assign or transfer any portion of such Warrant Certificate.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer reasonably acceptable to Warrant Agent, duly executed by the Holder thereof, or by a duly authorized attorney, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Holder of the Warrants so surrendered, representing the right to receive an equal aggregate number of shares of Common Stock; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend. Upon any such registration of transfer, the Company shall execute, and the Warrant Agent shall countersign (by either manual or facsimile signature) and deliver, in the name of the designated transferee a new Warrant Certificate or Warrant Certificates of any authorized denomination evidencing the right to receive in the aggregate a like number of shares of Common Stock.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant Certificate or a Book-Entry Warrant Certificate for a fraction of a Warrant.

5.4 Service Charges. A service charge shall be made for any exchange or registration of transfer of Warrants, as negotiated between Company and Warrant Agent.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign (by either manual or facsimile signature) and to deliver, in accordance with the terms of this Warrant Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. [Intentionally Omitted].

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. Except as otherwise specifically provided herein (including the Form of Warrant), a Holder, solely in its capacity as an owner of a Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Agreement be construed to confer upon a Holder, solely in its capacity as the owner of a Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of a Warrant. For the avoidance of doubt, ownership of a Warrant does not entitle the Holder or any beneficial owner thereof to any of the rights of a stockholder.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, absent notice to the Company or Warrant Agent that such certificates have been acquired by a protected purchaser, and in the case of any lost, stolen or destroyed Warrant, upon receipt by it and the Warrant Agent of indemnity or security satisfactory to it and the Warrant Agent and holding the Warrant Agent and the Company harmless, the Company may issue, in a form mutually agreed to by Warrant Agent and the Company, a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed, and countersigned (by either manual or facsimile signature) by the Warrant Agent. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone. Warrant Agent may, at its option, countersign replacement Warrants for mutilated certificates upon presentation thereof without such indemnity.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

8. Concerning the Warrant Agent and Other Matters.

8.1 Concerning the Warrant Agent. The Warrant Agent:

(a) shall have no duties or obligations other than those set forth herein and no duties or obligations shall be inferred or implied, including, without limitation, the duties and obligations of the Company set forth in the Form of Warrant;

(b) may rely on and shall be held harmless and protected by the Company in acting upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and believed by it to be genuine and to have been made or signed by the proper party or parties;

(c) may rely on and shall be held harmless by the Company in acting upon written or oral instructions or statements from the Company with respect to any matter relating to its acting as Warrant Agent;

(d) may consult with counsel satisfactory to it (including counsel for the Company) and shall be held harmless by the Company in relying on the advice or opinion of such counsel in respect of any action taken, suffered or omitted by it hereunder in accordance with such advice or opinion of such counsel;

(e) solely shall make the final determination as to whether or not a Warrant received by Warrant Agent is duly, completely and correctly executed, and Warrant Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by Warrant Agent hereunder in accordance with its determination;

(f) shall not be obligated to take any legal or other action hereunder which might, in its judgment, subject or expose it to any expense or liability unless it shall have been furnished with an indemnity satisfactory to it;

(g) shall not be liable or responsible for any failure of the Company to comply with any of the Company’s obligations relating to the Registration Statement or this Warrant Agreement, including without limitation obligations under applicable regulation or law;

(h) shall not be liable for or by reason of any of the statements of fact or recitals contained in this Warrant Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only;

(i) shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company;

(j) may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Warrant Agreement, and nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity;

(k) may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(l) shall not be obligated to expend or risk its own funds or to take any action that it believes is illegal or would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it;

(m) shall not be accountable or under any duty or responsibility for the use by the Company of any Warrants authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Warrant Agreement or for the application by the Company of the proceeds of the issue and sale, or exercise, of the Warrants; and

(n) may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

8.2 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Warrant Shares upon the exercise of Warrants, but the Warrant Agent shall not be obligated to pay any transfer taxes in respect of the Warrants or such Warrant Shares. The Warrant Agent shall not register any transfer or issue or deliver any Warrant Certificate(s) or Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such tax, if any, has been paid.

8.3 Resignation, Consolidation, or Merger of Warrant Agent.

8.3.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) calendar days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) calendar days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Holder (who shall, with such notice, submit such Holder’s Warrants for inspection by the Company), then such Holder may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent, the expenses of which shall be paid by the Company. Any successor Warrant Agent (but not including the initial Warrant Agent), whether appointed by the Company or by such court, shall be an entity in good standing and organized and existing under the laws of any jurisdiction in the United States, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall, in its discretion, execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.3.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than thirty (30) days before the effective date of any such appointment.

8.3.3 Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act on the part of the Company or the Warrant Agent.

8.4 Fees and Expenses of Warrant Agent.

8.4.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration in an amount separately agreed to between Company and Warrant Agent for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder. One half of the total Warrant Agent fees (not including postage) must be paid upon execution of this Warrant Agreement. The remaining half must be paid within fifteen (15) Business Days thereafter. An invoice for any out-of-pocket and/or per item fees incurred will be rendered to and payable by the Company within fifteen (15) Business Days of the date of said invoice. It is understood and agreed that all services to be performed by Warrant Agent shall cease if full payment for its services has not been received in accordance with the above schedule, and said services will not commence thereafter until all payment due has been received by Warrant Agent.

8.4.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, documents, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

8.5 Liability of Warrant Agent.

8.5.1 Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer or Chief Financial Officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon, and be held harmless for such reliance upon, such statement for any action taken or suffered by it pursuant to the provisions of this Warrant Agreement, and shall not be held liable in connection with any delay in receiving such statement.

8.5.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (each as determined by a final judgment of a court of competent jurisdiction). The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any and all liabilities, costs, expenses (including reasonable fees of its legal counsel), losses, judgments, claims, or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction).

8.5.3 Limitation of Liability. Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability, if any, during the term of this Warrant Agreement with respect to, arising from, or arising in connection with this Warrant Agreement, or from all services provided or omitted to be provided under this Warrant Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid or payable hereunder by the Company to Warrant Agent as fees and charges (not including reimbursable expenses) during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought.

8.5.4 Disputes. In the event any question or dispute arises with respect to the proper interpretation of this Warrant Agreement or the Warrant Agent’s duties hereunder or the rights of the Company or of any Holder, the Warrant Agent shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and the Warrant Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to the Warrant Agent and executed by the Company and each other interested party. In addition, the Warrant Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all of the Holders of the Warrants and all other parties that may have an interest in the settlement.

8.5.5 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature hereof and thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of the Warrant or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any Warrant Shares will, when issued, be validly issued and fully paid and nonassessable.

8.5.6 Instructions. From time to time, the Company may provide the Warrant Agent with instructions concerning the services performed by the Warrant Agent hereunder. In addition, at any time the Warrant Agent may apply to any officer of Company for instruction, and may consult with legal counsel for the Warrant Agent or the Company with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Warrant Agreement. Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company for any action taken, suffered or omitted to be taken by Warrant Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company. Furthermore, the Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition under this Warrant Agreement, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

8.6 Ambiguity or Uncertainty. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, any Holder, or any other person or entity for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

8.7 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of Warrant Shares through the exercise of Warrants.

8.8 Bank Accounts. All funds received by Computershare under this Warrant Agreement that are to be distributed or applied by Computershare in the performance of services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by the Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Warrant Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

8.9 Survival. The provisions of this Section 8 shall survive the termination of this Warrant Agreement and the resignation, removal, or replacement of the Warrant Agent.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by a Holder to or on the Company shall be addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

BioAmber Inc.

1250 Rene-Levesque West, Suite 4310

Montreal, Quebec, Canada

H3B 4W8

Attention: Jean-François Huc, CEO

Facsimile No. (514) 844-1414

E-mail: jean-francois.huc@bio-amber.com

with a copy in each case to:

BioAmber Inc.

1250 Rene-Levesque West, Suite 4310

Montreal, Quebec, Canada

H3B 4W8

Attention: Thomas Desbiens, General Counsel

Facsimile No. (514) 844-1414

E-mail: Thomas.desbiens@bio-amber.com

and:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts

Attention: Jocelyn M. Arel, Esq.

Facsimile No. (617) 523-1231

E-mail: JArel@goodwinlaw.com

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by a Holder or by the Company to or on the Warrant Agent shall be addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Trust Company, N.A.

250 Royall Street

Canton, Massachusetts 02021

Attn: Client Administration

Any notice, statement or demand authorized by this Warrant Agreement to be given to a Holder shall be delivered to its address, facsimile number or email address set forth in the books and records of the Company or on the Warrant Register.

Any notice, sent pursuant to this Warrant Agreement shall be effective as provided in the Form of Warrant.

9.3 Applicable Law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4 Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders of the Warrants and, for purposes of Sections 3.3, 9.3 and 9.8, Rodman & Renshaw, a unit of H.C. Wainwright, Co., LLC., and AltaCorp Capital Inc., as placement agents (collectively, the “Placement Agent”), any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Placement Agent shall be deemed to be an express third-party beneficiary of this Warrant Agreement with respect to Sections 3.3, 9.3 and 9.8 hereof, as applicable. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Placement Agent with respect to the Sections 3.3, 9.3 and 9.8 hereof, as applicable) and their successors and assigns and of the Holders.

9.5 Examination of this Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times, upon reasonable notice, at the office of the Warrant Agent, for inspection by any Holder. The Warrant Agent may require any such Holder to submit his Warrant for inspection by it.

9.6 Counterparts. This Warrant Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

9.7 Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Holders. All other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Exercise Period, shall require the written consent of the Placement Agent. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 9.8. The Company shall not modify or amend any Warrant without the written consent of the Warrant Agent, which consent shall not be unreasonably withheld.

9.9 Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.10 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Warrant Agreement because of acts of God, strikes, failure of carrier or utilities, equipment or transmission failure, damage that is reasonably beyond its control, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest, or any other cause that is reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Warrant Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

9.11 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public information about the Holders, which are exchanged or received pursuant to the negotiation or the carrying out of this Warrant Agreement, including the fees for services, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities.

9.12 Consequential Damages. Notwithstanding anything in this Warrant Agreement to the contrary, neither party to this Warrant Agreement shall be liable to the other party for any consequential, indirect, special, punitive, or incidental damages under any provision of this Warrant Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility or likelihood of such damages.

9.13 Warrant. All Warrants are, and will be, issued under and in accordance with this Warrant Agreement and are subject to the terms and conditions contained in this Warrant Agreement, all of which terms and provisions all Holders and all beneficial owners of the Warrants consent by acceptance thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Warrant Agency Agreement has been duly executed by the parties hereto as of the day and year first above written.

BIOAMBER INC.

By:	/s/ Jean-François Huc
Name: Title:	Jean-François Huc Chief Executive Officer and President

[signatures continue on following page]

IN WITNESS WHEREOF, this Warrant Agency Agreement has been duly executed by the parties hereto as of the day and year first above written.

COMPUTERSHARE, INC.

By:	/s/ Dan DeWeever
Name: Title:	Dan DeWeever Product Director

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dan DeWeever
Name: Title:	Dan DeWeever Product Director

Exhibit A

FORM OF WARRANT

[see attached]

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to Name:

(Please Print)

(Please Print)

Address:

Phone Number:

Email Address:

Dated:

Holders’ Signature:

Holders’ Address: